Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-249780) on Form S-8 and (No. 333-261344) on Form S-3 of our report dated February 28, 2024, with respect to the consolidated financial statements of Atea Pharmaceuticals, Inc. and subsidiary.

/s/ KPMG LLP

Boston, Massachusetts
February 28, 2024